EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE                      Contact:  Robert Evans
July 2, 2002                                         Chairman and CEO
                                                     (740) 373-3155


                         PEOPLES BANK SELECTS PRESIDENT
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         Marietta, Ohio - Robert Evans, Chairman and Chief Executive Officer,
announced the selection of Mark F. Bradley as President and Chief Operating Officer of Peoples Bank, NA, a subsidiary of Peoples Bancorp Inc.
(Nasdaq: PEBO). The new appointment was approved at the regular June meeting of the Peoples Bank Board of Directors.
         "Mark Bradley is the seventh President selected in the 100-year history of Peoples Bank," stated Evans. "His 10 years of experience with Peoples Bank, including the positions of Controller and Chief Integration Officer, have been excellent preparation for continued successful leadership as president of the bank."
         Evans continued, "Mark has been an integral part of the growth of Peoples Bank and I am pleased that he is prepared to accept many of the daily operating responsibilities. It gives me more time for developing long range plans and expansion of Peoples Bancorp Inc., our financial holding company, that is the sole owner of the bank, and our affiliated financial service businesses."
         Evans will continue as President and Chief Executive Officer of Peoples Bancorp Inc., and he will continue as Chairman and Chief Executive Officer of Peoples Bank. Bradley was also added to the Board of Directors of Peoples Bank, increasing the number of Peoples Bank directors to 13.
         Peoples Bank has had a history of long-serving presidents. There are now only seven after 100 years of serving customers. When the bank organized in 1902, David A. Bartlett was elected president. In 1922, John H. McCoy was named president, and in 1935, Ira Fulton, former Ohio Superintendent of Banks, became president. In 1952, R. Hobart Morris was promoted to the position and Morris was followed by William K. Hamer in 1967. Evans became President in 1986 in addition to his position as President and CEO of Peoples Bancorp Inc.
         "Peoples Bank has an experienced management team," said Evans. "We are fortunate that Mark has developed his leadership and communication skills quickly as a part of that team. He is a native of the Marietta area and knows our markets. Mark has been a participant in the development of our strategic initiatives, is an integral part of our core values, and understands the vision that has been a large part of the company's success."
         Bradley is a 1991 graduate of Ohio University, earning a degree in accounting and business pre-law. At Ohio University, Bradley was a pitcher and designated hitter for the Bobcat baseball team, and was named second team Academic All-American his senior year. In 1999 he received his MBA from Ohio University, and is also a graduate of the Ohio Banker's School. Mark, his wife Tammi, and daughter, Emilee, live in the Marietta area. He remains active in sports and radio broadcasts as one "voice" of the Marietta College Pioneer baseball team as well as other local high school sporting events. Bradley is also an active participant in community affairs as Treasurer of the Washington County Community Improvement Corporation, a non-profit organization dedicated to enhancing local commerce.
         Peoples Bank is a diversified financial services company that offers complete banking, investment, insurance, and trust products and services through 45 convenient financial service locations and 28 ATM's in the states of Ohio, West Virginia, and Kentucky. Learn more about Peoples or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.


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